Exhibit 10.3

FORM OF EXECUTIVE CHAIR RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF GRANT
RESTRICTED STOCK UNITS (STOCK-SETTLED)
LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN
(AS AMENDED AND RESTATED AS OF JULY 20, 2017)

Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), has awarded to the Participant, as identified below, the number of Restricted Stock Units (the “RSUs”, and each such unit, an “RSU”) set forth below. The RSUs are subject to all of the terms and conditions as set forth in this Notice of Grant (the “Notice”) as well as in the Company’s 2016 Stock Plan (as amended and restated as of July 20, 2017) (the “Plan”) and the Restricted Stock Unit Agreement (Stock-Settled) (the “Agreement”), both of which are attached hereto and incorporated in their entirety. Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:

Employee ID:

Number of RSUs:

Date of Grant:    (the “Date of Grant”)

Vesting Date:        100% of the RSUs shall vest on ___________ (the “Vesting Date”).

Dividend Equivalents: Dividend equivalents with respect to the RSUs will be accumulated for the benefit of the Participant if and when regular cash dividends are declared and paid on the Stock in accordance with Section 7 of the Agreement, and will be paid in shares of Stock to the Participant upon any settlement of the RSUs.

By the Company’s signature below and by the Participant’s clicking the “Accept” button online, the Company and the Participant agree that the RSUs are governed by this Notice and by the provisions of the Plan and the Agreement, both of which are attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and the Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the RSUs subject to all of their terms and conditions.

The Company has caused this Notice and the Agreement to be effective as of the Date of Grant.

LAMB WESTON HOLDINGS, INC.
By:
Date: __________________________

RESTRICTED STOCK UNIT AGREEMENT (STOCK-SETTLED)
LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN
(AS AMENDED AND RESTATED AS OF JULY 20, 2017)

Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), has awarded the Participant, as named in the Notice of Grant (the “Notice”), to which this Restricted Stock Unit Agreement (Stock-Settled) (this “Agreement”) is attached, a Restricted Stock Unit Award (the “RSUs”) that is subject to the Company’s 2016 Stock Plan (as amended and restated as of July 20, 2017) (the “Plan”), the Notice, and this Agreement, for the number of RSUs indicated in the Notice. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.
1.Definitions. Capitalized terms used herein without definition have the meanings set forth in the Plan. The following terms shall have the respective meanings set forth below:
(a)“Cause” shall mean:
(i)the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company or the Successor Company, as applicable, and/or any Subsidiary (other than any such failure resulting from termination by the Participant for Good Reason), after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company or the Successor Company, as applicable, and/or any Subsidiary believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand;
(ii)the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or the Successor Company, as applicable, and/or any Subsidiary monetarily or otherwise;
(iii) the Participant’s conviction of, or plea of nolo contendere to, (A) a felony or (B) a misdemeanor which impairs the Participant’s ability substantially to perform the Participant’s duties with the Company or the Successor Company, as applicable, and/or any Subsidiary; or
(iv) the Participant’s failure to materially comply with the terms of his employment letter with Lamb Weston (Hong Kong) Limited, dated as of January 31, 2026 (the “Employment Letter”).
For the purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or the Successor Company, as applicable, and/or any Subsidiary.
(b)“Change of Control” shall mean the occurrence of any of the following events:
(i)Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a member of the Board subsequent to the effective date of the Plan whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be, for purposes of this clause (i), considered as though such person were a member of the Incumbent Board as of the effective date of the Plan;
(ii)Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;
(iii)Any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or its affiliates) representing 30% or more of the Voting Power of the Company’s then outstanding securities;
(iv)A liquidation or dissolution of the Company; or
(v)The sale of all or substantially all of the assets of the Company.
(c)“Continuous Employment” shall mean the absence of any interruption or termination of employment with the Company and its Subsidiaries and the performance of substantial services. Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service (as defined in Section 1(e) below).
(d)“Good Standing” shall mean that the Participant is not under active disciplinary investigation by the Company and/or any Subsidiary for circumstances that may constitute Cause.
(e)“Separation from Service,” “termination of employment” and similar terms shall mean the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code. As used in connection with the definition of “Separation from Service,” the term “Company” includes Lamb Weston Holdings, Inc. and any other entity that with Lamb Weston Holdings, Inc. constitutes a controlled group of corporations (as defined in Section 414(b) of the Code), or a group of trades or businesses (whether or not incorporated) under common control (as defined in Section 414(c) of the Code), substituting 25% for the 80% ownership level for purposes of both Section 414(b) and Section 414(c) of the Code.
(f)“Specified Employee” is as defined under Section 409A of the Code and Treasury Regulation Section 1.409A-1(i).
(g)“Successors” shall mean the beneficiaries, executors, administrators, heirs, successors and assigns of a person.
2.Vesting of RSUs.
(i)Normal Vesting. Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through the Vesting Date set forth in the Notice, then the RSUs evidenced by this Agreement shall become nonforfeitable (“Vest” or similar terms) on the Vesting Date.
(ii)Termination of Employment. If, prior to the Vesting Date set forth in the Notice, the Participant’s employment with the Company and its Subsidiaries shall terminate (or, if the Participant’s three-year employment term under the Employment Letter shall expire):
(i)by reason of death, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, become 100% Vested (and become entitled to settlement as specified in Section 3(b)(i));
(ii)by reason of any involuntary termination of the Participant’s Continuous Employment by the Company other than for Cause (including due to disability) that occurs prior to a Change of Control or the expiration of the Participant’s employment term under the Employment Letter while the Participant is in Good Standing, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, continue to vest and shall become 100% Vested on the Vesting Date (and become entitled to settlement as specified in Section 3(a)); provided that the Participant (A) signs, does not revoke, and agrees to be bound by a general release of claims in a form provided by the Company, which release must be signed, and applicable revocation period shall have expired, within 30 or 60 days (as specified by the Company at the time such release is provided) of the Participant’s involuntary termination other than for Cause (such 30 day or 60 day period, as applicable, the “Review Period”) and (B) continues to comply with the Confidentiality Agreement (as defined in Section 21(a)) and the Non-Competition and Non-Solicitation Obligations (as defined in Section 21(b)) through the Vesting Date. In the event such Review Period begins in one taxable year of the Participant, and ends in a second taxable year of the Participant, then to the extent necessary to avoid any penalties or additional taxes under Section 409A of the Code, no payment shall be made before the second taxable year; and
(iii)for Cause prior to the Vesting Date, then all RSUs, whether Vested or unvested prior to such Vesting Date, shall be immediately forfeited without further consideration to the Participant.
(iii)Accelerated Vesting in Connection with a Change of Control.
(i)If a Change of Control occurs prior to the Vesting Date, and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then all unvested RSUs evidenced by this Agreement shall become 100% Vested, except (A) to the extent such RSUs have previously been forfeited, or (B) to the extent that a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”). If the Participant’s employment with the Company or a Subsidiary (or any of its or their successors after the Change of Control) (as applicable, the “Successor Company”) is terminated prior to the Vesting Date by the Participant for Good Reason or by the Successor Company other than for Cause, in each case within a period of two years after the Change of Control, then, in each case, to the extent that the Replacement Award has not previously been Vested or forfeited, the Replacement Award will become 100% Vested (and become entitled to settlement as specified in Section 3(b)(i)).
(ii)For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Successor Company in the Change of Control (or another entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 2(c)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
(iii)For purposes of this Agreement, “Good Reason” means: (A) any material failure of the Successor Company and/or any Subsidiary to comply with and satisfy any of the terms of any employment or change in control (or similar) agreement between the Successor Company and/or any Subsidiary and the Participant pursuant to which the Participant provides services to the Successor Company and/or any Subsidiary; (B) any significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Participant from an officer position that the Participant holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control); (C) any material involuntary reduction in the aggregate target cash remuneration opportunity of the Participant as in effect immediately prior to the Change of Control; or (D) requiring the Participant to become based at any office or location more than 50 miles from the office or location at which the Participant was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities; provided, however, that no termination shall be deemed to be for Good Reason unless (x) the Participant provides the Successor Company and/or any Subsidiary with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety days after the initial existence of the occurrence of such facts or circumstances, (y) the Successor Company and/or any Subsidiary fails to cure such facts or circumstances within thirty days of its receipt of such written notice, and (z) the Participant actually terminates employment within thirty (30) days following the end of the Successor Company’s and/or any Subsidiary’s thirty-day cure period, if such event or circumstance has not been cured.
(iv)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change of Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change of Control (and such Vested RSUs shall be settled in accordance with Section 3(b)(ii) below).
(iv)Forfeiture of RSUs. Subject to Section 2(b)(iii), any RSUs that have not Vested pursuant to Section 2(a), Section 2(b), or Section 2(c) as of the Vesting Date will be forfeited automatically and without further notice on such date.
3.Settlement of RSUs.
(i)Normal. Subject to Section 3(b), the Company will issue to the Participant one share of Stock on the Vesting Date for each RSU that is a Vested RSU on the Vesting Date to the extent the RSU has not previously been Vested, forfeited or settled.
(ii)Other Settlement Events. Notwithstanding Section 3(a), to the extent the RSUs are Vested RSUs on the dates set forth below and to the extent the Vested RSUs have not previously been Vested, forfeited or settled, the Company will settle such Vested RSUs as follows:
(i)Termination of Employment. If there are such Vested RSUs upon the Participant’s termination of employment by reason of one or more of the termination events set forth in Section 2(b)(i) or Section 2(c)(i) hereof, then one share of Stock will be issued for each such Vested RSU within thirty days of the Participant’s termination of employment.
(ii)Change of Control. If there are such Vested RSUs upon a Change of Control, one share of Stock will be issued for each such Vested RSU as of the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 3 as though such Change of Control had not occurred.
(iii)Payment of Taxes Upon Settlement. As a condition of the issuance of shares of Stock upon settlement of RSUs hereunder, the Participant agrees to remit to the Company at the time of settlement any taxes or other amounts required to be withheld by the Company or any Subsidiary, as applicable, under Federal, State or local law as a result of the settlement of the RSUs. As a condition of the issuance of shares of Stock upon settlement of RSUs hereunder, the Participant agrees that the Company will deduct from the total shares to be issued as a result of the Vesting of the RSUs a sufficient number of shares to satisfy the required statutory withholding amount, which may exceed the minimum statutory tax withholding amount permissible only if it would not cause adverse accounting or tax consequences for the Company or a Subsidiary.
(iv)Specified Employee. Notwithstanding anything (including any provision of the Agreement or the Plan) to the contrary, if a Participant is a Specified Employee and if the RSUs are subject to Section 409A of the Code, payment to the Participant on account of a Separation from Service shall, to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2), be made to the Participant on the earlier of (i) the Participant’s death or (ii) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company or any Subsidiary for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Participant has incurred a Separation from Service. In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Section 409A of the Code.  Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Stock had been issued. To the extent required for purposes of Section 409A of the Code, each installment that vests under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
4.Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.
5.Stock Subject to the RSUs; Compliance with Law. The Company will not be required to issue or deliver any shares of Stock or any certificate or certificates for shares of Stock with respect to the Participant’s RSUs until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state securities laws and regulations, in connection with the issuance of such shares, and the listing of such shares on each such exchange.
6.Rights as Stockholder. The Participant or the Participant’s Successors shall have no rights as stockholder with respect to any RSUs or underlying shares of Stock covered by this Agreement until the Participant or the Participant’s Successors shall have become the beneficial owner of such shares, and, except as provided in Section 7 and Section 8, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which the Participant or the Participant’s Successors shall have become the beneficial owner thereof.
7.Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the RSUs become Vested and are settled in accordance with Section 2 and Section 3 or (b) the time when the Participant’s right to receive shares of Stock in settlement of the RSUs is forfeited in accordance with Section 2, on the date that the Company pays a cash dividend (if any) to holders of Stock generally, the Participant shall be entitled to a number of additional RSUs determined by dividing (i) the product of (x) the dollar amount of the cash dividend paid per share of Stock on such date and (y) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Participant as of such date, by (ii) the Fair Market Value of the Stock on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.
8.Adjustments Upon Changes in Capitalization; Change of Control. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number and type of shares subject to this Agreement. No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Section 409A of the Code).
9.Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Eagle, Idaho, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to shares issuable upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.
10.Nature of Grant. In accepting this grant, the Participant acknowledges that:
(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)     the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
(c)     all decisions with respect to future RSUs grants, if any, will be at the sole discretion of the Company;
(d)    the Participant is voluntarily participating in the Plan;
(e)     the RSUs and the underlying shares of Stock are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Participant’s employer (the “Employer”), and which is outside the scope of the Participant’s employment contract, if any;
(f)    the RSUs and the underlying shares of Stock are not intended to replace any pension rights or compensation;
(g)    the RSUs and the underlying shares of Stock are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Subsidiary;
(h)    the RSUs and participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;
(i)    the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;
(j)    in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s service with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim;
(k)    in the event of termination of the Participant’s service with the Company (whether or not in breach of local labor laws), the Participant’s right to Vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Board/Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs; notwithstanding the foregoing, if the Participant’s service terminates due to certain termination events as described in this Agreement, the RSUs will be fully Vested or may continue to Vest; and
(l)    the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
11.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other award materials by and among, as applicable, the Employer, the Company, and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company, details of all awards or any other entitlement to shares of common stock granted, canceled, exercised, purchased, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the Participant’s country of residence or in the United States, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country, and the Participant expressly authorizes the processing of such Data outside the Participant’s country of residence. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
12.Country-Specific Special Terms and Conditions. Notwithstanding any provisions in this Agreement, the RSUs shall also be subject to the special terms and conditions set forth in Appendix A to this Agreement for the Participant’s country of residence. Moreover, if the Participant relocates to one of the countries included on Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.
13.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Participant or the Participant’s Successors may have in respect to the Plan or this Agreement.
14.No Right to Continued Employment. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company or a Subsidiary.
15.Resolution of Disputes. Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.
16.Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with Section 409A of the Code and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. None of the Company or any Subsidiary, or any of its or their contractors, agents and employees, nor the Board or any member of the Board, shall be liable for any consequences of any failure to follow the requirements of Section 409A of the Code or any guidance or regulations thereunder.
17.Clawback Policy and Stock Ownership Guidelines. Shares of Stock issued upon settlement of the RSUs shall be subject to any stock ownership guidelines of the Company applicable to the Participant. In addition to the clawback described in Section 21(c), the Participant hereby acknowledges and agrees that the RSUs and this Agreement (and any settlement of the RSUs) are subject to the terms and conditions of the Company’s clawback policies as may be in effect from time to time (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by receiving the RSUs, the Participant (a) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (b) agrees and acknowledges that the Participant is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (c) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to Company action, to facilitate the recovery or recoupment by the Company from the Participant of any such compensation or other amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code (to the extent applicable).
18.Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.
19.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
20.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
21.Restrictive Covenants.
(a)Confidentiality. It is a condition to the Participant’s receipt of the RSUs that the Participant execute and agree to the terms of the Company or a Subsidiary’s current and applicable Confidentiality Agreement (the “Confidentiality Agreement”). By electronically accepting this Agreement, the Participant acknowledges that the Participant has either already entered into such Confidentiality Agreement with the Company or a Subsidiary as of the date of acceptance or will enter into such agreement within 30 days of the Participant’s receipt of this grant of RSUs. If such execution is required and the Participant does not sign and return the Confidentiality Agreement as prompted by the Company’s HR system within 30 days of the Participant’s receipt of this grant of RSUs, this grant of RSUs and any rights to the RSUs will terminate and become null and void. The Participant further acknowledges that as consideration for the Participant’s agreement to the terms of the Confidentiality Agreement, the Company is providing the Participant with the opportunity to participate in this grant of RSUs under the Plan and receive the RSUs evidenced by this Agreement. The Participant understands that this acknowledgment shall be deemed a part of the Confidentiality Agreement and is to be interpreted in a manner consistent with its terms.
(b)Non-Competition and Non-Solicitation. By electronically accepting this Agreement, the Participant acknowledges that the Participant has received or will receive specialized training, trade secrets and confidential information from the Company and, in consideration thereof, agrees to the non-competition and non-solicitation provisions set forth in Exhibit A to this Agreement (the “Non-Competition and Non-Solicitation Obligations”). The Participant further acknowledges that as consideration for the Participant’s agreement to the terms of the Non-Competition and Non-Solicitation Obligations, the Company is providing the Participant with the opportunity to participate in this grant of RSUs under the Plan and receive the RSUs evidenced by this Agreement.
(c)Violation of Restrictive Covenants. Notwithstanding anything herein to the contrary, if the Participant breaches the Confidentiality Agreement or, if applicable, any of the Non-Competition and Non-Solicitation Obligations, (i) the Participant shall forfeit all RSUs and related dividend equivalents evidenced by this Agreement, effective on the date on which the Participant first breached such agreement or obligation(s) and (ii) if such breach occurs within 1 year following (A) the Vesting Date or (B) to the extent Section 3(b) applies, the applicable settlement date, all shares of Stock issued or transferred to the Participant pursuant to this Agreement shall be returned by the Participant to the Company within 30 days after the Company has provided notice to the Participant of such breach and, if such shares of Stock have been sold by the Participant, an amount equal to the proceeds from such sale (determined without regard to any taxes paid) shall become due and payable by the Participant to the Company within 30 days after the Company has provided notice to the Participant of such breach. Notwithstanding the foregoing, the Committee, in its sole discretion, may waive the Participant’s obligations described in clauses (i) and (ii) at any time if deemed to be in the best interests of the Company. The Participant acknowledges and agrees that it would be inequitable for the Participant to benefit from the RSUs should the Participant breach the Confidentiality Agreement or, if applicable, any of the Non-Competition and Non-Solicitation Obligations.
(d)Remedies; Government Investigations; DTSA. The Participant acknowledges and agrees that the rights and remedies set forth in this Section 21 are in addition to and are not intended to limit any other rights or remedies the Company may have available to it, both during and at any time after the termination of the Participant’s employment with the Company, including, without limitation, any rights or remedies the Company may have under the Confidentiality Agreement or other similar agreements. Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement or otherwise limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the U.S. Securities and Exchange Commission pursuant to Section 21F of the Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002) and (ii) nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and, for purpose of clarity, the Participant is not prohibited from providing information voluntarily to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Act. Furthermore, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to that state’s conflict of laws rules. The Participant agrees that the state and federal courts located in the State of Delaware, without regard to or application or conflict of laws principles, will have jurisdiction in any action, suit or proceeding against the Participant on or arising out of this Agreement, and the Participant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against the Participant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The Participant agrees that this Section 22 is necessary so that the Company has uniformity with respect to interpretation of this Agreement for all participants, no matter where they may reside.

APPENDIX A
COUNTRY-SPECIFIC SPECIAL TERMS AND CONDITIONS
This Appendix A, which is part of the 2026 Restricted Stock Unit Agreement (Stock-Settled) (the “Agreement”), contains additional terms and conditions of the Agreement that will apply to a Participant if the Participant resides in Hong Kong. It also includes information about certain other issues of which a Participant should be aware with respect to the Participant’s participation in the Plan. Such information is based on securities, exchange control, and other laws in effect in Hong Kong as of July 2026. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement. By accepting the RSUs, Participants agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to the Participant and the Participant’s RSUs.
In addition, the information contained herein is general in nature and may not apply to a Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to a Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transferred employment after the RSUs were granted to the Participant, or is considered a resident of another country for local law purposes, the information contained herein may not apply.

COUNTRIES COVERED BY THIS APPENDIX A: Hong Kong.

Hong Kong

WARNING

The Plan and related documents do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire securities of the Company, and, the RSUs and any shares of Stock to be purchased or issued under the Plan are offered only to eligible employees (including former employees) of the Company or its Subsidiaries. The Plan and related documents and other incidental communication materials do not constitute nor are they intended to be a “prospectus” within the meaning under the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong). The Plan and related documents are intended only for the personal use of each eligible employee (including former employees) of the Company and/or any Subsidiary and may not be distributed to any other person. The contents of the Plan and related documents have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Plan, you should obtain independent professional advice.

Terms and Conditions

1.Taxes and Withholding. In order to comply with local law, you are not permitted to satisfy any tax liability with respect to the Vesting of the RSUs or the settlement of shares of Stock under the Agreement through payroll deduction.

2.Award Settled in Common Stock Only. Notwithstanding anything to the contrary in the Plan, the RSUs shall be settled in shares of Stock only and do not provide any right for you to receive a cash payment.

3.Representations and Warranties. By electronically accepting the Agreement, and in consideration of the grant of RSUs under the Agreement, you represent and warrant that on the date of the Agreement:

a.the execution and delivery of the Agreement and the consummation of the transaction contemplated under it (i) do not breach any law or any order of any government agency to which you are subject; (ii) do not conflict with, breach, or result in default under any contract involving you, nor trigger acceleration, termination, modification, cancellation, or require notice or consent, or cause a security interest on your assets; and (iii) will not cause the RSUs, the Stock, or the Plan (or any offer thereof to you) to require registration or authorization by any securities, financial, or other regulatory authority in any jurisdiction, including, without limitation, the Securities and Futures Commission and the Company Registry of Hong Kong;

b.you are acquiring the RSUs and the Stock for your own account and not for any other person; and

c.you are a “qualifying person” in respect of the Company under Schedule 17 of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong).

The obligations of the Company under the Agreement (including in relation to the grant and Vesting of RSUs) are strictly conditional on your warranties under this Appendix A being true, accurate, complete, and not misleading at all relevant times.

Notifications

There are no country-specific notifications.

Exhibit A
Non-Competition and Non-Solicitation Provisions

1.Definitions. Unless otherwise defined, capitalized terms used in this Exhibit A shall have the meanings given to them in the Agreement or the Plan, as applicable. As used in this Exhibit A:
(a)“Company” shall include all Subsidiaries of the Company.
(b)“Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products/Services.
(c)“Competing Products/Services” means any products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period as evidenced by the books and records of the Company) that compete, directly or indirectly, in whole or in part, with one or more of the material products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period as evidenced by the books and records of the Company) produced, provided, or engaged in by the Company or its affiliates at the time of the Participant’s termination of employment with the Company and with which the Participant worked or about which the Participant obtained any trade secret or other Confidential and Proprietary Information at any time during the two (2) years immediately preceding the Participant’s termination of employment with the Company. “Material products, services or activities” means the development, manufacture or production of packaged potato, sweet potato, appetizer and vegetable products for the retail, foodservice or institutional channels and any other business the Company conducts, as evidenced by the books and records of the Company. If the products manufactured, sold or marketed by the Company are expanded at any time during the Participant’s employment, such additional products will be deemed to be “material products, services or activities” for all purposes under this Agreement.
(d)“Confidential and Proprietary Information” is defined as information and data of any kind, in any form, not generally available to the public, concerning any matters affecting or relating to the Company, including but not limited to: names, addresses, and any other characteristics identifying information or aspects of existing or potential Company customers, employees, vendors or suppliers; the business or operations of the Company and/or the financials, products, drawings, plans, processes, employee performance and evaluation information; or other data of the Company not generally known or available outside of the Company. This definition also includes derivations of Confidential and Proprietary Information, including any information derived, summarized or extracted from any of the foregoing whether observed in writing, electronically, mechanically, and/or orally during the Participant’s employment with the Company.
(e)“Employee” (including its plural) means any person employed by the Company.
(f)“Non-Compete Period” means the period from the date of the Agreement through the twelve-month period following the Participant’s termination of employment with the Company for any reason.
(g)“Prohibited Capacity” is defined as (i) any same or similar capacity to that the Participant held at any time during the last two years of employment with the Company prior to the date of the Participant’s termination of employment from the Company; (ii) any executive or managerial capacity; (iii) any marketing or sales capacity; or (iv) any capacity in which the Participant’s knowledge of Confidential and Proprietary Information would render the Participant’s assistance to a Competing Organization a competitive advantage.
(h)“Restricted Geographic Area” is defined as (i) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to, or for which the Participant worked, to which the Participant was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Participant’s employment and at any time during the two (2)

year period prior to such termination, (ii) the United States, Hong Kong, Argentina, Australia, Canada, the Netherlands, the People’s Republic of China, and any other countries, territories, parishes, municipalities, and states in which the Participant worked, to which the Participant was assigned or had any responsibility (either direct or supervisory) as evidenced by the books and records of the Company, and (iii) all of the specific customer accounts, whether within or outside of the geographic areas described in (i) and (ii) above, with which the Participant had any contact or for which the Participant had any responsibility (either direct or supervisory) or about which the Participant had access to confidential information at the time of termination of the Participant’s employment and at any time during the two (2) year period prior to such termination, including, but not limited to, every parish and municipality in the state of Louisiana.1 The Participant acknowledges that this geographic scope is reasonable given the Participant’s position with the Company, the international scope of the Company’s business, and the fact that the Participant could compete with the Company from anywhere the Company does business.
(i)“Trade Secret” means information possessed by or developed for the Company, including, without limitation, any compilation of data, program, device, method, system, technique or process, where: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, or (iii) information that constitutes a “trade secret” under the Idaho Trade Secrets Act, IDAHO STAT. § 48-801(5) and/or under the DTSA.
2.Non-Competition. During the Non-Compete Period, the Participant agrees that he or she will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.
3.Non-Solicitation. The Participant recognizes and agrees that the Company has a legitimate business interest in restricting potential competitors from hiring Employees who possess or otherwise may have or had access to the Company’s or any of its affiliates’ Confidential and Proprietary Information or Trade Secrets. Therefore, the Participant agrees that during the Participant’s employment with the Company and through the twelve-month period following the termination of the Participant’s employment with the Company, the Participant shall not directly or indirectly through any other person or entity, for the benefit of any Competing Organization, recruit, induce, or attempt to induce any Employee to terminate his employment with the Company or otherwise interfere in any way with the employment relationship between the Company and its Employees. This restriction includes, but is not limited to: (a) identifying Employees as potential candidates for employment by name, background or qualifications; (b) recruiting or soliciting Employees; and/or (c) participating in any pre-employment interviews with Employees.

1 These Louisiana parishes currently include Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.